Exhibit 23(ii)

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-271753 on Form S-1 of our report dated March 13, 2024, relating to the statutory basis financial statements of MEMBERS Life Insurance Company, appearing in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago Illinois

April 18, 2024